EXHIBIT 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Schlumberger Data & Consulting Services hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of its reports regarding the proved oil and natural gas reserve quantities of North Coast Energy, Inc. (“North Coast”) in the consolidated financial statements of North Coast for the years ended December 31, 2002 and 2003 and for the nine month period ended December 31, 2001, included in the Registration Statement on Form S-1 (File No. 333-129935), as amended, of EXCO Resources, Inc. (including any amendments thereto).

SCHLUMBERGER DATA & CONSULTING SERVICES

By:	/s/ Joseph H. Franz, Jr.
Joseph H. Frantz, Jr. Operations Manager Consulting Services Eastern U.S.

Pittsburgh, Pennsylvania

March 17, 2006